Exhibit 10(pp)

December 10, 2009

Lewis Hay, III
Chairman and Chief Executive Officer
FPL Group, Inc.
700 Universe Boulevard
Juno Beach, FL 33408

        Re: Amended and Restated Employment Letter with FPL Group, Inc. (“FPL Group”)

Dear Lew:

Regarding your employment by FPL Group, or the ultimate parent entity of FPL Group, in the event that any entity, directly or through one or more subsidiaries, holds fifty percent or more of the outstanding voting stock of FPL Group (the “Corporation”), we have agreed as follows:

1. This Amended and Restated Employment Letter (“Letter Agreement”) amends and restates (and when executed supersedes in its entirety) that certain Amended and Restated Employment Letter dated December 12, 2008.  The terms of your employment will be governed by the terms of this Letter Agreement. The initial term of your employment hereunder shall be three years beginning on January 1, 2005, subject to earlier termination pursuant to Section 4.

2. Commencing January 1, 2006, and each January 1 thereafter, unless notice of non-extension is given by either party no later than 90 days prior to any such scheduled extension date, the term of your employment hereunder shall be extended for an additional year, still subject to earlier termination pursuant to Section 4.

3. During the term of your employment hereunder and subject to Section 4 below, you shall serve as the Corporation’s Chief Executive Officer and as a Director and Chairman of the Corporation’s Board of Directors (the “Board”). You shall devote your full business time and attention to the business and affairs of the Corporation and its Affiliates, except during (a) four weeks of vacation per year, and (b) periods of incapacity due to accident or illness. Nothing in this Letter Agreement shall preclude you from devoting reasonable periods required for serving as a director or a member of an advisory committee of any organization involving no conflict of interest with the Corporation, from engaging in charitable and community activities, and from managing your personal investments; provided, however, that such activities do not materially interfere with the performance of your duties and responsibilities under this Letter Agreement and that you limit your participation on public-company boards to no more than two other than the Board or the board of directors of any Affiliate.

As used in this Letter Agreement, (i) the term “Affiliate” means any entity controlled by the Corporation, whether by means of ownership or otherwise, (ii) the term “Corporate Performance Objective” means, with respect to any element of your compensation, the objective performance objective, if any, which is selected and established by the Compensation Committee of the Board (the “Committee”) for purposes of making such element of compensation, if paid, fully deductible for federal income tax purposes pursuant to Section 162(m)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder or any successor provision, (iii) the term “named executive officer” has the meaning given to such term in Item 402(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and (iv) the term “Performance Share” means a performance-based equity award other than a Stock Option or a Stock Appreciation Right.  "Termination of employment" as used in this Letter Agreement shall occur only upon a “separation of service” within the meaning of Section 409A of the Code (“Section 409A”).

4. Your employment hereunder may be terminated upon written notice (except that notice shall not be required in the event of a termination due to death or Disability) prior to the end of the scheduled term as follows: by the Corporation with or without Cause (as defined below); upon your death; upon your Disability (as defined below); upon your Retirement (as defined below); or upon your resignation with or without Good Reason (as defined below).

a. Termination for Cause: For purposes of this Letter Agreement, “Cause” shall mean a material and willful failure by you to meet your obligations described in Section 3, which is not remedied in a reasonable period of time after receipt of written notice from the Corporation specifying such failure. Cause shall also mean your conviction of, or plea of guilty or nolo contendere to, a felony involving (i) an act of dishonesty against the Corporation, (ii) an act of moral turpitude, or (iii) an act that causes, or could reasonably be expected to cause, material harm to the Corporation’s financial status or reputation. The Corporation’s termination of you for Cause shall be effected in accordance with the following procedures: The Corporation will give you written notice of its intention to terminate you for Cause, setting forth in reasonable detail the specific conduct that it considers to constitute Cause and the specific provision(s) under this Letter Agreement on which it relies. The Board will convene a special meeting held specifically for the purpose of considering your termination for Cause. This special meeting will take place not less than 30 and not more than 60 days after you have received written notice of the Corporation’s intention. You will be given an opportunity, together with counsel, to be heard at this meeting. If the Board thereafter duly adopts a resolution stating that, in the good faith opinion of the Board, your conduct constitutes Cause under this Letter Agreement, your termination for Cause will be effective as of the date of such resolution, subject to your rights under Section 17.

In the event of termination of your employment by the Corporation for Cause, you shall be entitled to the following benefits (“Accrued Obligations”):

(i) any earned but unpaid base salary through your date of termination;

(ii) all benefits in accordance with the terms of all pension, 401(k), deferred compensation, SERP and Supplemental SERP plans and all other benefit plans (e.g., life insurance, disability insurance, etc.) in accordance with their terms and conditions;

(iii) all accrued vacation pay;

(iv) reimbursement of reasonable business expenses incurred prior to the date of termination; and

(v) any other or additional compensation or benefits to which you are entitled under and in accordance with the terms of applicable plans or employee benefit programs of the Corporation, including, without limitation, the FPL Group, Inc. Amended and Restated Long Term Incentive Plan (together with any successor or other long term incentive plan, the “LTIP”) and any award agreements thereunder.

The Accrued Obligations described in paragraphs a(i) and a(iii) of this Section 4 shall be paid:

(A) to the extent a deferral election has been made with respect to such amounts under the terms of the Corporation’s Deferred Compensation Plan (the “Deferred Compensation Plan”), at the time and in the manner determined under such election; and

(B) in all other cases, within 30 days after your termination of employment.

The Accrued Obligations described in paragraph a(iv) of this Section 4 shall be paid within 30 days after submission of requests for reimbursement in accordance with applicable policies and procedures of the Corporation and in any event no later than the end of the calendar year following the calendar year in which termination occurs.  The Accrued Obligations described in paragraphs a(ii) and a(v) of this Section 4 shall be paid within the periods for payment specified in the benefit plans or employee programs (and any award agreements thereunder) referred to in such paragraphs a(ii) and a(v).

b. Death, Disability or Retirement. For purposes of this Letter Agreement, “Disability” shall mean that you have been determined to be eligible for long-term disability benefits under the executive long-term disability plan sponsored by the Corporation applicable to you and you shall be deemed to have incurred a Disability as of the date such determination is made. Your employment shall be automatically terminated as of the date of your death or, if applicable, as of the date of your being determined to have incurred a Disability, and in any event not later than the date which is after 29 months of disability leave.  Your employment may also be voluntarily terminated by your Retirement, which shall mean your voluntary termination of employment (A) on or after your normal retirement date (as defined under the provisions of the FPL Group Employee Pension Plan (the “Pension Plan”)) or, (B) with the consent of the Board, either prior to, on or after your normal retirement date (an “Approved Early Retirement”). You, or your estate or legal representative, as applicable, shall be entitled to the following benefits under the circumstances indicated, unless, with respect to any specific benefit set forth below, you are entitled to more favorable benefits under the express terms of such benefits:

(i) upon your death, Disability or Retirement (including, without limitation, upon an Approved Early Retirement), the Accrued Obligations listed in paragraph a. of this Section 4, as well as any earned but unpaid annual incentive bonus for the prior fiscal year under the Corporation’s Annual Incentive Plan or any successor or other annual incentive plan (the “Annual Incentive Plan”);

(ii) upon your death or Disability, a pro rata portion of your then-current annual incentive bonus at the average annual achievement level for the prior two years;

(iii)  upon your Retirement (including, without limitation, upon an Approved Early Retirement), a pro rata portion of your annual incentive bonus for the year in which your Retirement occurs, if the Corporate Performance Objective for such year is achieved; provided, that, any percentage reduction approved by the Committee to the maximum amount of the annual incentive bonus payable to you based on the achievement of such Corporate Performance Objective shall not exceed the lowest percentage reduction approved by the Committee to the maximum amount of any annual incentive bonus payable for such year to any other named executive officer; provided, further, that if such Corporate Performance Objective has been achieved, in no event will the pro rated portion of such annual incentive bonus payable to you be less than the pro rated amount of your average annual incentive bonus for the two years prior to the year in which your Retirement occurs;

(iv) upon your death, Disability or Retirement (other than an Approved Early Retirement):

(x) with respect to each outstanding and unvested Performance Share award that provides for vesting in a fixed number of shares that is not subject to reduction by the Committee other than if the Corporate Performance Objective is not achieved or you cease continued employment by the Company (which type of award, for example, is reflected by the terms of the Restricted Stock awards most recently awarded to you prior to the date of this Letter Agreement) (a “Time-Vesting Award”), vesting of a pro rata share (calculated in the manner specified in the agreement evidencing such Time-Vesting Award or, if there is no manner of calculation so specified, based upon the number of completed days of service during the entire vesting period divided by the number of days in the entire vesting period multiplied by the number of unvested shares) of the then unvested portion of such award (A) in the event of death or Disability, on the date of your termination of employment, or (B) in the event of Retirement (other than an Approved Early Retirement), on the vesting schedule and otherwise in accordance with the terms and conditions (including, without limitation, satisfaction of the applicable performance conditions) set forth in such award, notwithstanding that your employment will have previously terminated; and

(y) with respect to each outstanding and unvested Performance Share award that, assuming achievement of applicable Corporate Performance Objectives, if any, provides for vesting in the maximum number of shares subject to reduction by the Committee (which, for example, is reflected by the terms of the Performance Share awards most recently awarded to you prior to the date of this Letter Agreement) (an “Achievement Award”), reduction of the target number of shares subject to such award to a pro rated number of shares based on the number of full days of your service during the performance period, with your right to shares under such award determined as such reduced number of target shares times the average of your percentage achievement under the Annual Incentive Plan for each year or other applicable period in the performance period (subject to the maximum percentage achievement specified by the Committee); provided that, subject to paragraph (vii) of this Section 4b, your percentage achievement for each year or other applicable portion of the performance period that shall not have been certified or otherwise fixed by the Committee prior to the date of your termination and each subsequent year or other applicable period in the performance period shall be deemed to be 100%; and

(v)	upon an Approved Early Retirement:

(x)  with respect to each outstanding and unvested Time-Vesting Award, vesting of the then-unvested portion of such award on the vesting schedule and otherwise in accordance with the terms and conditions (including, without limitation, satisfaction of the applicable performance conditions) set forth in such award, notwithstanding that your employment will have previously terminated; and

(y) with respect to each outstanding and unvested Achievement Award, the target number of shares for the performance period covered by such award shall be as expressly specified in such award, with your right to shares under such award determined as  such target number of shares times the average of your percentage achievement under the Annual Incentive Plan for each year or other applicable period in the performance period (subject to the maximum percentage achievement specified by the Committee); provided that, subject to paragraph (vii) of this Section 4b, your percentage achievement for each year or other applicable portion of the performance period that shall not have been certified or otherwise fixed by the Committee prior to the date of your termination and each subsequent year or other applicable period in the performance period shall be deemed to be 100%.

(vi)
Notwithstanding paragraph (iv) or (v) of this Section 4b, if, after your termination of employment but prior to your receipt of the shares specified therein, you breach any provision set forth in the award agreement applicable to such shares, including without limitation any non-competition or non-solicitation covenants set forth therein, and such award agreement so provides, you shall immediately forfeit all rights to such shares and any dividends theretofore paid on such shares.

(vii) Notwithstanding anything to the contrary in this Letter Agreement, if your employment is terminated due to Retirement or Approved Early Retirement as set forth in paragraph (iv)(y) or (v)(y) of this Section 4b, no portion of any award that is subject to the achievement of a Corporate Performance Objective to which you would otherwise be entitled pursuant to paragraph (iv)(y) or (v)(y) of this Section 4b shall be payable unless and until the date on which such Corporate Performance Objective shall have been achieved, as certified by the Committee.  If the Corporate Performance Objective for any such performance period is not achieved and certified, your percentage achievement for such performance period shall be deemed to be 0%.

(viii)
The additional payments described in paragraphs b(i) (other than the payments described therein which are referred to in paragraphs a(ii), a(iv) and a(v) of this Section 4), b(iii), b(iv) and b(v) of this Section 4 shall be paid:

(A) to the extent a deferral election has been made under the Deferred Compensation Plan with respect to such amounts if paid under the terms of the Annual Incentive Plan or LTIP, at the time and in the manner determined under such election; and

(B) in all other cases, 30 days after your termination of employment, unless calculation of such payment depends on the Committee’s determination of whether the Corporate Performance Objective has been achieved, in which case the payment shall be made within two months after the end of the applicable performance measurement period.  In the event that any payment that is payable in cash is delayed solely as a result of provisions of this Letter Agreement that are primarily intended to ensure that any amounts which the Company has deducted or wishes to deduct for federal income tax purposes pursuant to Section 162(m)(1) of the Code will not be disallowed, interest shall accrue on the amount of such payments at an annual rate equal to 120% of the applicable short-term federal rate established pursuant to Section 1274(d) of the Code as set forth for the previous fiscal quarter (based on actual number of days elapsed and a 365-day year) from the date such payment would have been made but for such provisions through and including the actual date of such payment.  In the event that any payment that is payable in common stock is delayed solely as a result of provisions of this Letter Agreement that are primarily intended to ensure that any amounts which the Company has deducted or wishes to deduct for federal income tax purposes will not be disallowed pursuant to Section 162(m)(1) of the Code, any dividend payments on such common stock that you otherwise would have received had such delay not occurred shall be payable to you at the same time as the payment of such common stock, together with interest thereon, at the rate and on the terms set forth in the preceding sentence, from the applicable dividend payment dates through and including the actual date of such payment.

c. Termination by Corporation Without Cause or by you for Good Reason.

For purposes of this Letter Agreement “Good Reason” shall mean any of the following:

(i) a material reduction in the amount of your then current base salary, target annual incentive bonus, target LTIP compensation, or aggregate employee benefits, other than any such reduction that the Board, in good faith, believes to be in the best interests of the Corporation and that is uniformly applicable to all other senior executives of the Corporation;

(ii) the removal of, or failure to elect or reelect, you as Chief Executive Officer or Chairman of the Board of the Corporation; provided, however, (1) the failure to elect you as Chairman of the Board shall not, by itself, constitute Good Reason if such failure results from any law, regulation or listing requirement to the effect that the positions of Chairman of the Board and Chief Executive Officer shall not be held by the same individual or that the Chairman of the Corporation shall be independent; or if the Board elects a non-executive Chairman whose duties as Chairman consist primarily of establishing the Board agenda and presiding over Board meetings and shareholder meetings;

(iii) the assignment to you of duties or responsibilities which are materially inconsistent with your current position, excluding for this purpose an isolated, insubstantial, and inadvertent failure not occurring in bad faith which is remedied by the Corporation reasonably promptly after receipt of written notice thereof from you;

(iv) the Corporation’s amendment or termination of this Letter Agreement without your prior written consent; or

(v) any material violation by the Corporation of the provisions of this Letter Agreement other than a violation that is remedied by the Corporation reasonably promptly after receipt of written notice thereof given by you.

If the Corporation should terminate your employment without Cause, or in the event you terminate employment for Good Reason, you shall be entitled to the following benefits (“Termination Benefits”):

(1) the Accrued Obligations listed in paragraph a. of this Section 4, as well as any earned but unpaid annual incentive bonus for the prior fiscal year;

(2) your annual incentive bonus for the year in which your termination of employment occurs, pro rated based on the portion of such year in which you were employed, if the Corporate Performance Objective for such year is achieved; provided, that, any reduction approved by the Committee to the maximum amount of the annual incentive bonus payable to you based on the achievement of such Corporate Performance Objective shall not exceed the lowest percentage reduction approved by the Committee to the maximum amount of any annual incentive bonus payable for such year to any other named executive officer; provided, further, that if the Corporate Performance Objective has been achieved, in no event will the pro rated portion of such annual incentive bonus payable to you be less than the greater of the pro rated amount of (A) your average annual incentive bonus for the two years prior to the year in which your termination of employment occurs or (B) your target annual incentive bonus for the year in which your termination of employment occurs;

(3)      two times your then current base salary;

(4) two times the higher of (A) your average annual incentive bonus for the two years prior to the year in which your termination of employment occurs or (B) your target annual incentive bonus for the year in which your termination of employment occurs;

(5) a pro rata portion of each outstanding and not theretofore vested and paid Performance Share award under the LTIP; provided, however, that (A) with respect to each year (if any) of the applicable performance measurement period which shall have elapsed prior to the year in which your termination of employment occurs, your percentage achievement shall be the actual percentage achievement (if any) approved by the Committee, and (B) with respect to the year in which your termination of employment occurs and any subsequent years in the applicable performance measurement period, your percentage achievement shall be (x) target for any such year for which the Corporate Performance Objective is achieved and (y) 0% for any such year in which the Corporate Performance Objective is not achieved;

(6) notwithstanding the terms and conditions of any applicable Restricted Stock or Stock Option agreements, continued vesting in all unvested Restricted Stock and Stock Options outstanding under the LTIP for a period of two years following the date of termination of your employment; provided, however, that no portion of any award of Restricted Stock that is expressly intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code shall vest unless and until the Corporate Performance Objective shall have been achieved (it being understood that all other conditions to vesting, if any, shall be deemed waived);

(7) continued participation in the medical, dental, hospitalization, short-term and long-term disability and group life insurance coverage plans of the Corporation (“Welfare Plans”) in which you were participating on the date of termination of your employment until the earlier of:

(A) the end of the two-year period following your termination of employment; and

(B) the date, or dates you receive comparable coverage and benefits under the plans and programs of a subsequent employer;

provided, however, that if under the terms of any such Welfare Plan you cannot continue to participate in such Welfare Plan, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted; and provided, further, however, that at the end of your period of continued participation (determined under (A) or (B) above, as applicable), the Corporation will provide you with continued medical coverage at your own expense pursuant to COBRA; and

(8) the cash value of two additional years of service credit under all applicable pension, 401(k), SERP and Supplemental SERP plans (including, without limitation, the FPL Group, Inc. Supplemental Executive Retirement Plan amended and restated effective January 1, 2005 and the Amended and Restated Supplement to the FPL Group, Inc. Supplemental Executive Retirement Plan as it applies to Lewis Hay, III dated December 12, 2008).

The additional payments described in paragraphs c(1) (other than the payments described therein which are referred to in paragraphs a(ii), a(iv) and a(v) of this Section 4), c(5) and c(6) of this Section 4 shall be paid:

(A) to the extent a deferral election has been made under the Deferred Compensation Plan with respect to such amounts if paid under the terms of the Annual Incentive Plan or LTIP, at the time and in the manner determined under such election; and

(B) in all other cases, 30 days after your termination of employment (unless (aa) calculation of such payment depends on the Committee’s determination of whether the Corporate Performance Objective has been achieved, in which case the payment shall be made within two months after the end of the applicable performance measurement period, or (bb) the revocation period for the release of claims referred to in Section 10(a) has not yet lapsed, in which case the payment shall be made ten days after the lapse of such revocation period).

The Termination Benefits described in paragraphs c(2), c(3), c(4) and c(8) of this Section 4 shall be paid 30 days after your termination of employment (unless the revocation period for the release of claims referred to in Section 10(a) has not yet lapsed, in which case the payment shall be made ten days after the lapse of such revocation period).

If you believe that the Committee shall not have acted in a manner “materially consistent with past practice,” as defined in the following two sentences, in making any determination referred to in paragraph b(iii), b(iv), b(v), b(vii), c(2), (c)5 or c(6) of this Section 4, and you so notify the Corporation in writing, the Corporation shall promptly enter into discussions with you concerning the impact, if any, of the Committee’s determination on the compensation payable to you pursuant to paragraph b(iii), b(iv), b(v), b(vii),  c(2), (c)5 or c(6), as the case may be, which discussions shall include consideration of modifications to the terms of payment of the elements of compensation referred to in paragraph b(iii), b(iv), b(v), b(vii),  c(2), (c)5 or c(6), as applicable.  For purposes of this paragraph, “materially consistent with past practice” shall mean the practice observed by the Committee during the two year period ending on the date of this Letter Agreement with respect to the determination of the elements of compensation referred to in paragraph b(iii), b(iv), b(v), b(vii),  c(2), (c)5 or c(6), including, without limitation, the Committee’s practice relating to the establishment of the Corporate Performance Objective and the Committee’s certification of the achievement of the Corporate Performance Objective.  Without limiting the foregoing sentence, the Committee shall be deemed to have acted in a manner materially consistent with past practice with respect to awards under the LTIP with a multi-year performance period only if it shall have fixed the performance targets for periods within such multi-year performance period in the same manner with respect to each period within such multi-year performance period.

d. Termination without Good Reason. In the event of a termination of employment by you without Good Reason, you shall be entitled to the Accrued Obligations listed in paragraph a. of this Section 4, as well as any earned but unpaid annual incentive bonus under the Annual Incentive Plan or any similar plan or arrangement for the prior fiscal year.

e. Section 409A.  You and the Corporation acknowledge that each of the payments and benefits promised to you under this Agreement must either comply with the requirements of Section 409A and the regulations thereunder or qualify for an exception from compliance.  To that end, you and the Corporation agree that:

(i) In the case of Termination Benefits that are not exempt from Section 409A, as mutually determined by the Corporation and you, payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of the lesser of (x) the prime rate and (y) 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Code) per annum, compounded quarterly from the date of your termination of employment to the date of actual payment) to and paid on the later of the earliest date on which you experience a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if you are a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i), including a determination under the Corporation’s policy for determining such individuals, as permitted by Treasury Regulation Section 1.409A-1(i)) on the date of your separation from service, the first day of the seventh month following your separation from service.

(ii) This Letter Agreement shall be subject to amendment in the future in such manner as the Corporation and you shall reasonably deem necessary or appropriate to effect compliance with Section 409A and the regulations thereunder and to avoid the imposition of penalties and additional taxes under Section 409A, it being the express intent of the parties that neither the Corporation nor you shall be subject to penalties or taxes under Section 409A by virtue of the provisions of this Letter Agreement.

f.  Certain Benefits.  During the term of your employment, any unused vacation days shall be carried over from year to year.  Upon termination of your employment for any reason, any unused vacation days shall be reimbursed to you at your then current base salary rate.  On your termination of employment other than for Cause, you will be entitled to enroll in Access Only Benefits, as defined in the Retiree Benefits Plan for Employees of FPL Group, Inc., as amended and restated effective January 1, 2008 (the “Retiree Benefits Plan”), or in a comparable medical benefits arrangement, if you satisfy the eligibility requirements as stated in Appendix B to the Retiree Benefits Plan as in effect as of the date of this Letter Agreement, even if Access Only Benefits, or comparable medical benefits, are no longer being provided to other employees of the Corporation.  Such medical benefits will be provided to you to the extent that such coverage is available under the Corporation’s health, dental and vision plans or can be obtained on commercially reasonable terms.

g.  Section 162(m).  Notwithstanding anything in this Agreement to the contrary, any performance-based compensation with respect to which the applicable performance period commenced on or before January 1, 2009 shall be payable to you in accordance with the terms of your Amended and Restated Employment Letter in effect immediately prior to the date of this Letter Agreement and any other agreement with respect to such performance-based compensation.

5. During your employment with the Corporation and for a period of two years after the date your employment is terminated for whatever reason, you will not directly or indirectly hire, employ, or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who is serving as an employee, representative, officer or director of the Corporation or any of its Affiliates (or who served in such capacity at any time during the six-month period preceding such hiring, employment, or solicitation) without the prior written consent of the Corporation or such Affiliate, as applicable.

6. You shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its Affiliates and their respective businesses, which is obtained by you during your employment by the Corporation or any of its Affiliates and which is not public knowledge. While you are employed by the Corporation and thereafter, you shall not, without prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.

7. You acknowledge that a breach of the restrictions contained in Sections 5 or 6 will cause irreparable damage to the Corporation and its Affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you and the Corporation agree that if you breach any of the restrictions contained in Sections 5 or 6, then the Corporation and its Affiliates shall be entitled to injunctive relief, without posting bond or other security, in addition to any other remedy or relief to which they may be entitled. You further agree that if you breach any of the restrictions contained in Sections 5 or 6, then in addition to being subject to injunctive relief and any other remedy or relief to which the Corporation and its Affiliates may be entitled, you shall forfeit your right to all entitlements under this Letter Agreement that have not yet been paid or provided to you, including your right to any unpaid Termination Benefits; provided, however, that such forfeiture shall not apply to any entitlements included in the Accrued Obligations or where not permitted by applicable law.

8. In the event your employment is terminated for any reason, you shall not be required to mitigate any payment or benefits provided to you by the Corporation by seeking other employment.

9. Your Executive Retention Employment Agreement dated June 17, 2002, as amended  through the date hereof (“Executive Retention Employment Agreement”), remains in full force and effect and is not modified or amended in any manner whatsoever as a result of your entering into this Letter Agreement. In the event of an “Effective Date” under and as defined in the Executive Retention Employment Agreement, you shall be entitled to the compensation and benefits provided under the Executive Retention Employment Agreement if your employment terminates under the circumstances provided under the Executive Retention Employment Agreement; provided, however, that such compensation and benefits shall be in lieu of any entitlements payable or provided to you under this Letter Agreement.

10. Notwithstanding anything herein to the contrary, and except in the case of death, it shall be a condition to your receiving any payments or benefits referred to in Section 4 (other than the Accrued Obligations) that you shall have (a) executed and delivered to the Corporation a release of claims against the Corporation, such release to be in the Corporation’s then standard form of release, and (b) executed and delivered to the Corporation resignations of all officer and director positions you hold with the Corporation or its Affiliates, in each case no later than  45 days after your termination of employment, unless there is a genuine dispute as to your substantive rights under this Letter Agreement within the meaning of Treasury Regulation 1.409A-3(g) (or any successor provision).

11. You acknowledge that you have received the advice of counsel with respect to the matters contemplated in this Letter Agreement and the Corporation has agreed to pay directly your reasonable legal fees and expenses.

12. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without reference to rules relating to conflicts of law.

13. Your employment pursuant to this Letter Agreement is not a guarantee of employment. As stated in this Letter Agreement, the Corporation may terminate your employment on written notice; provided, however, that in certain instances as specified in Section 4, such termination may require the Corporation to provide compensation or other benefits to you.

14. This Letter Agreement between you and the Corporation sets forth the entire agreement with respect to the subject matters hereof and supersedes all prior understandings and agreements (except the Executive Retention Employment Agreement) as to employment of you by the Corporation.

15. This Letter Agreement cannot be amended, changed or modified without the written consent of you and the Corporation.

16. If any one or more of the provisions contained in this Letter Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

17. Any controversy or claim arising out of or relating to this Letter Agreement, or any breach thereof, shall be settled by arbitration conducted in accordance with the Florida Arbitration Code (Fla. Stat. Sec. 682.01 et seq.) and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. There will be one arbitrator, who shall be mutually selected by you and the Corporation and if agreement cannot be reached, then the arbitrator shall be selected from the CPR National Panel of Distinguished Neutrals by a senior executive official of the CPR Institute for Dispute Resolution. The arbitration shall be held in West Palm Beach, Florida, or such other place as may be agreed upon at the time by the parties to the arbitration. The cost of arbitration shall be borne among the parties to the arbitration as determined by the arbitrator. It is the intention of the parties that to the extent your position is upheld, your expenses (including cost of witnesses, evidence, and attorneys), as determined by the arbitrator, shall be reimbursed by the Corporation.

18. This Letter Agreement shall be binding upon any and all successors to the Corporation.

Sincerely,
FPL GROUP, INC. J. BRIAN FERGUSON
	By:	Brian Ferguson Chairperson of the Compensation Committee
Agreed to and accepted: LEWIS HAY, III	Date:	December 10, 2009
Lewis Hay, III